Exhibit 99.1

Valeria Rico Nikolov Joins Torrid Board as Independent Director

CITY OF INDUSTRY, Calif. – September 27, 2021 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel and intimates brand in North America for women sizes 10 to 30, today announced that Valeria Rico Nikolov has joined its Board of Directors as an independent director.

Ms. Rico Nikolov is the founder and Chief Executive Officer of GGA Solutions, an outsourced customer and back-office solutions provider. She has also previously served as the CEO of Confie Seguros, one of the largest personal lines insurance distributors in the United States.

“We are pleased to welcome Valeria to the Board as she brings knowledge and expertise in marketing and strategic planning as well as people management in consumer-facing businesses,” said Stefan Kaluzny, Chairman of the Torrid Board of Directors. “We look forward to her insights and contributions as we continue to work with the management team to advance the strategic growth initiatives over the next several years.”

“I am honored to join the Torrid Board as I have great admiration for the incredible impact the Company has made on the customers it serves,” said Ms. Rico Nikolov. “Together with my fellow directors and the leadership team, I am excited to help Torrid continue to deliver on its mission every day.”

About Valeria Rico Nikolov

Ms. Rico Nikolov is the founder and Chief Executive Officer of GGA Solutions, an outsourced customer and back-office solutions provider. Prior to GGA Solutions, Ms. Rico Nikolov served as the Chief Executive Officer of Confie Seguros, one of the largest personal lines insurance distributors in the United States, from November 2014 to November 2016. Ms. Rico Nikolov also served as Confie Seguros’ Chief Operating Officer from August 2013 to November 2014 and Chief Strategy Officer from August 2012 to August 2013. Prior to Confie Seguros, Ms. Rico Nikolov served as the Chief Executive Officer and President of Lexicon Marketing from 2004 to 2011. Ms. Rico Nikolov served on the board of directors of Herbalife Nutrition from March 2006 to March 2009. Ms. Rico Nikolov holds a degree in Law from the Complutense University of Madrid, Spain. Ms. Rico Nikolov serves as a member of the board of directors of Phoenix House California, which provides addiction and behavioral health services to individuals and families overcoming substance abuse, and as a member of the board of trustees of the Buckley School.

About TORRID

TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Investors

ICR, Inc.

Jean Fontana

(646) 277-1214

IR@torrid.com

Media

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Lyle Weston

(212) 355-4449